 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 1, 2018

INFINERA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-33486	77-0560433
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

140 Caspian Court
Sunnyvale, CA	94089
(Address of principal executive offices)	(Zip Code)
(408) 572-5200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02	Results of Operations and Financial Condition.
On October 1, 2018, Infinera Corporation, a Delaware corporation (the “Company”), completed the previously announced acquisition of all the outstanding limited liability company interests (the “Units”) of Telecom Holding Parent LLC (“Coriant”), a Delaware limited liability company and wholly-owned subsidiary of Coriant Investor LLC, a Delaware limited liability company (“Seller”), pursuant to the Unit Purchase Agreement (the “Purchase Agreement”) by and among the Company, Seller and Oaktree Optical Holdings, L.P., a Delaware limited partnership (“Lender”).
As previously disclosed, pursuant to the terms of the Purchase Agreement, upon consummation of the acquisition, Seller sold and transferred to the Company, and the Company purchased from Seller, all of the Units. In consideration therefore, Infinera issued 20,975,384 shares of its common stock and will pay an aggregate amount of cash consideration consisting of approximately $230 million, of which approximately $154 million was paid upon closing. Substantially all such consideration was paid or delivered, as applicable, to the creditors of Coriant and its subsidiaries, including Lender, in satisfaction of certain obligations owed thereto by such persons.
The foregoing description of the Purchase Agreement and the transactions contemplated thereby in this Section 2.01 does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, a copy of which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K, and the financial statements and exhibits to the Company’s Current Report on Form 8-K, filed with the Securities Exchange Commission on July 27, 2018 and September 5, 2018, respectively, and each is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
In connection with the consummation of the acquisition described in Item 2.01 above, the Company has appointed David W. Heard to serve as the Company’s Chief Operating Officer effective as of October 1, 2018.

Mr. Heard, 49, joined the Company in June 2017 to lead the Company’s Products and Solutions team and served as Senior Vice President, GM Products and Solutions from the date he was hired until his promotion to Chief Operating Officer. Prior to joining the Company, Mr. Heard served as a private consultant from 2015 to June 2017. From 2010 to 2015, Mr. Heard served as President of Network and Service Enablement at JDS Uniphase. From 2007 to 2010, Mr. Heard served as Chief Operating Officer at BigBand Networks (now part of Arris). From 2004 to 2006, Mr. Heard served as President and Chief Executive Officer at Somera (now part of Jabil). From 2003 to 2004, Mr. Heard served as President and General Manager Switching Division at Tekelec (now part of Oracle). From 1995 to 2003, Mr. Heard served in a number of leadership roles at Santera Systems Spatial Networks and at Lucent Technologies (both now part of Nokia). Mr. Heard holds a B.A. in Production and Operations Management from Ohio State University, an M.B.A. from the University of Dayton and an M.S. in Management from Stanford Graduate School of Business, where he was a Sloan Fellow. Mr. Heard currently serves as the Chairman of the Telecommunications Industry Association.

Mr. Heard will receive an annual base salary of $520,000 and will be eligible for an annual cash incentive bonus payment of 90% of his base salary. In addition, as part of this appointment, Mr. Heard was granted 70,000 restricted stock units. The restricted stock units shall vest as to 1/4th of the underlying shares annually on each of October 5, 2019, 2020, 2021 and 2022, subject to Mr. Heard’s continued service to the Company.

There are no arrangements or understandings between Mr. Heard and any other persons pursuant to which Mr. Heard was appointed as Chief Operating Officer of the Company. There are no transactions in which Mr. Heard has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Heard has already entered into the Company’s standard form change of control severance agreement and standard form indemnification agreement for executive officers.

In connection with the consummation of the acquisition described in Item 2.01 above and the appointment of Mr. Heard as Chief Operating Officer, the Company’s Board of Directors has determined that David F. Welch, Ph.D. will no longer be considered a named executive officer of the Company as of October 1, 2018.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description

99.1	Press release of Infinera Corporation, dated October 1, 2018.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFINERA CORPORATION

Date: October 1, 2018	By:	/s/ JAMES L. LAUFMAN
James L. Laufman Senior Vice President, General Counsel and Secretary